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                                 EXHIBIT 4(c)



                              DEFERRAL AGREEMENT

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                                 Exhibit 4(c)


                              DEFERRAL AGREEMENT

 THIS DEFERRAL AGREEMENT is entered into pursuant to the provisions of The Progressive Corporation Executive Deferred Compensation Plan ("Plan"). All capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.

1. DEFERRAL ELECTION. I hereby elect to defer receipt of the following portion of my Gainsharing Award earned in respect of the year ending December 31, 1995 (check one and enter any desired percentage not less than 10%. The amount elected below will be reduced by FICA, Medicare and other legally required deductions.)

    [ ]  I elect to defer _______% of my entire Gainsharing Award

                                       OR

    [ ] I elect to defer _______% of that portion, if any, of my Gainsharing Award that exceeds $_______________.

2. FIXED DEFERRAL PERIOD. (The Plan gives you the option of electing a Fixed Deferral Period. If you elect a Fixed Deferral Period, the balance of your Annual Deferral Account established pursuant to this Agreement will be distributed to you within 30 days after the end of the Fixed Deferral Period, or, if earlier, the date you die, incur a Termination of Employment or become Disabled or the date a Change in Control occurs. If you do not elect a Fixed Deferral Period, your Account will be distributed upon the earlier of the date you die, incur a Termination of Employment or become Disabled or the date a Change in Control occurs. Please check one of the following:)

    [ ] I elect a Fixed Deferral Period ending on _______ (Must be a date at least 2 years after the end of the calendar year in which the Gainsharing Award is earned)

                                       OR

    [ ]  I do NOT wish to elect a Fixed Deferral Period.

3. METHOD OF DISTRIBUTION. I hereby elect that any distribution of the balance of the Annual Deferral Account established pursuant to this Agreement made on account of Termination of Employment or expiration of a Fixed Deferral Period be paid as follows: (check one)

    [ ]  in a single lump sum payment

                                       OR

    [ ]  in three annual installments

    I understand that Plan distributions made on account of reasons other than Termination of Employment or expiration of a Fixed Deferral Period will be made in a single lump sum payment.

4.  INVESTMENT ELECTION.  I direct that the amount I have deferred pursuant to
    Section 1 of this Agreement shall be deemed to be invested in the following Investment Funds in the percentages indicated: (must be increments of 1%)

         Company Stock Fund                                         _________%
         Vanguard Explorer Fund                                     _________%
         Vanguard International Growth Portfolio                    _________%
         U.S. Growth Portfolio                                      _________%

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         Vanguard Index Trust--500 Portfolio                        _________%
         Vanguard STAR Fund                                         _________%
         Vanguard Total Bond Market Portfolio                       _________%
         Vanguard Investment Contract Trust                         _________%
         Vanguard Money Market Reserves-Prime Portfolio             _________%

                               TOTAL                                      100%

         I understand that this investment election cannot be changed and that I cannot transfer amounts among Investment Funds. I also understand that this investment election is merely a device used to determine the amount payable to me under the Plan and does not provide me with any actual rights or interests in any particular funds, securities or property of the Company, any Affiliated Company or the Trust, in any stock of The Progressive Corporation or in any Vanguard mutual fund.
         I also understand that my right to receive distributions under the Plan makes me a general creditor of the Company with no greater priority than any other general creditor of the Company.

5. MISCELLANEOUS. I understand that all elections made in this Agreement are irrevocable and that this Agreement is subject to the terms, conditions and limitations of the Plan, as in effect from time to time, in all respects. I acknowledge that I have received, read and understand the Plan Description dated December 1994 relating to the Plan. I agree to accept as final and binding all decisions and interpretations of the Committee relating to the Plan, the Trust and this Agreement. I also understand that if the Plan is not approved by the Company's shareholders at the 1995 Annual Meeting of Shareholders, then this Agreement shall be null and void.


                                    ____________________________________________
                                    Signature of Eligible Executive


                                    ____________________________________________
                                    Printed Name of Eligible Executive


                                    ____________________________________________
                                    Social Security Number of Eligible Executive


                                           December 30, 1994
                                    --------------------------------------
                                    Date



Received and accepted
on behalf of the Committee
this _____ day of ________________,
19_______.





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